Exhibit 99.1

Dobson Communications Reports First Quarter Preliminary Operating Results

Company Plans 2005 Annual Shareholders Meeting for June 15, 2005

OKLAHOMA CITY, April 12, 2005 — Dobson Communications Corporation (Nasdaq:DCEL) today announced preliminary results for the first quarter ended March 31, 2005.

Dobson expects to report approximately 122,000 total gross subscriber additions for the first quarter of 2005, compared with 112,300 gross additions for the fourth quarter of 2004 and 99,600 gross subscriber additions for the first quarter of 2004.

Postpaid customer churn is expected to be approximately 2.4 percent for the first quarter of 2005, in line with the fourth quarter of 2004 and compared with 1.9 percent for the first quarter of 2004.

Based on preliminary estimates, Dobson expects to report a net subscriber reduction of approximately 18,800 for the first quarter of 2005, reflecting a decline in its postpaid customer base of 28,500. The Company reported net subscriber reductions of approximately 25,600 for the fourth quarter and 5,400 for the first quarter of 2004.

Based on preliminary estimates, Dobson expects that ARPU for the first quarter of 2005 will be approximately $42.90, compared with ARPU of $42.17 for the fourth quarter of 2004 and $38.83 for the first quarter last year.

Roaming revenue for the first quarter of 2005 is expected to be approximately $53 million, based on approximately 395 million roaming minutes of use (MOUs), an increase of 23 percent compared with 322 million roaming MOUs for the first quarter last year. Dobson reported 399 million roaming MOUs for the fourth quarter of 2004. These totals for roaming MOUs reflect the same-store results including Michigan Rural Service Area 5 and the former NPI and RFB markets in all reporting periods.

Dobson plans to report full operating and financial results for the first quarter of 2005 in early May.

Dobson Communications also announced that it plans to hold its 2005 Annual Meeting of Shareholders at 9:00 a.m. CT on Wednesday, June 15, 2005, at its corporate headquarters in Oklahoma City. The record date for the shareholders meeting is May 2, 2005.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to additional data or changes in data that would affect the Company’s expected results and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820

5